PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES
                                         EXHIBIT 11
                       SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
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

                                                       Years Ended December 31,


            BASIC
                                                   1998           1997            1996

Net income for basic income
 per common share                              $6,658,000      7,586,800        3,549,400

Weighted average number of common shares
 outstanding during the year                   15,505,680     11,278,800       10,449,137

Basic earnings per share                       $     .43     $       .67       $      .34

            DILUTED

Net income for basic earnings per
 common share                                 $ 6,658,000    $ 7,586,800       $ 3,549,400

      Net income for diluted
       earnings per share                     $ 6,658,000    $ 7,586,800      $ 3,549,400

      Weighted average number of shares
       used in calculating basic earnings
       per common share                        15,505,680     11,278,800       10,449,137

  Shares issuable for diluted calculation         832,618      1,261,365        1,093,178

      Weighted average number of shares
       used in calculation of
       diluted earnings per share              16,338,298     12,540,165       11,542,315

Diluted earnings per share                     $     .41     $       .61      $       .31

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